Exhibit 99.4
News Release
Blackboard and WebCT Announce Agreement to Merge
The combined Companies’ 3,700 academic clients will create an unparalleled
Community of Practice enabling collaboration and innovation around the world
WASHINGTON, DC – October 12, 2005 – Two leading providers of enterprise software and services to the education community, Blackboard Inc. (NASDAQ: BBBB) and WebCT, Inc., today announced a definitive agreement to merge. Under terms of the agreement, Blackboard will acquire WebCT in a cash transaction for $180 million, which values the offer at approximately $154 million, net of WebCT’s August 31, 2005 cash balance of $26 million. The ultimate value of the offer will vary depending on WebCT’s cash balance at closing. The transaction will combine two pioneering academic e-Learning organizations into a single company with the client base, resources and expertise to uniquely meet the rapidly evolving needs of educators around the world.
The merger of Blackboard and WebCT marks a major milestone in the build-out of networked learning environments by colleges, universities, schools and other education providers. It creates a large, collaborative community of academic institutions–a global e-Learning “Community of Practice”–supported by unsurpassed resources for innovation and support. Currently, more than 3,700 higher education, K-12, corporate, government and commercial academic institutions enhance their learning environments with solutions offered by the two organizations. Bringing Blackboard and WebCT together provides a powerful platform for innovating and supporting what at many institutions is the least developed, yet one of the most strategic segments of their technology infrastructure. Further, it will break down barriers and enable collaboration across institutions by developers and end-users at a critical time in the evolution of e-Learning technologies.
“This merger makes tremendous sense for our clients, shareholders and employees. It marks an unparalleled opportunity for two successful, mission-driven organizations to unify with a singular focus on being the premier partner and platform for educators on a global basis,” said Michael Chasen, Blackboard President and Chief Executive Officer. “Together with our clients, we have one of those rare and special opportunities to truly improve the access, quality and efficiency of education on a global scale.”
“Both companies are passionate about the academic market and, alongside our respective clients, have truly pioneered the category together,” said Carol Vallone, WebCT President and Chief Executive Officer. “Given the alignment of our visions, technologies, and overall strategies, the combination of our two companies will advance the teaching and learning technology industry, benefiting customers worldwide.”
Both companies’ Boards of Directors have approved the merger. Subject to regulatory approval and other customary closing conditions, the transaction is expected to close late this year or in early 2006. The combined companies will operate under the Blackboard name and brand with corporate headquarters located in Washington, DC. Operations will continue in WebCT’s facilities in Massachusetts and Canada. Michael Chasen will continue to serve as President and CEO.
Complementary Strengths and Synergies
The merger of Blackboard and WebCT unites two innovators servicing academic institutions, both with complementary heritages in academia. Key strengths of the combination include:
•	Top rated, proven e-Learning solutions recognized for ease-of-use, flexibility and scalability

•	A broad, unified platform for publishers and e-Learning software developers that spans the globe

•	A world-class service and support organization benefiting from the best-practices and infrastructure investments of both companies

•	A stronger presence in the global education markets, including an expanded international footprint, including the UK, Canada, Australia, Japan, South Africa, Finland, Netherlands, Singapore, Spain, Hong Kong and Ireland

•	Expanded base of Blackboard clients, allowing Blackboard to better serve those WebCT e-Learning institutions that also use the Blackboard Commerce SuiteTM product set

•	Larger revenue streams, enabling greater investment for innovation

Client Continuity and Product Strategy
Blackboard plans to enhance and support the existing products of both WebCT and Blackboard. New releases and ongoing software maintenance for WebCT and Blackboard will continue to be a key focus of the combined company. At the same time, Blackboard will leverage the Blackboard Building Blocks® architecture and WebCT’s PowerLinks framework as the joint foundation for these enabling interfaces that will allow the existing product lines to interoperate with one another and with other applications. Over time, Blackboard will incorporate the best features and usability characteristics from the two product lines into a new, standards-based product set that will incorporate a scalable, architecture, the use of Web services, unparalleled ease of use, and flexible customization features.
“I have had experience with both companies and view this merger as combining excellence with excellence to advance the e-Learning industry,” said Jack Wilson, President of The University of Massachusetts. “I also see this combination as a way to break down barriers across the Commonwealth of Massachusetts, and to open the door to new opportunities for collaboration among institutions using different e-learning platforms.”
Financial Details
WebCT offers many of the same financial characteristics of Blackboard’s business model, including an annual recurring subscription-based licensing model, ratable revenue recognition, a stable educational institutional client base and historically high renewal rates. As a result, the combination is expected to enhance growth and profitability over time. Blackboard expects the acquisition to close late this year or in early 2006. Assuming the merger closes by early 2006, Blackboard expects the transaction to be moderately accretive to earnings on a non-GAAP basis and dilutive on a GAAP basis for calendar year 2006, and significantly accretive to earnings on a non-GAAP basis and dilutive on a GAAP basis for calendar year 2007. The combined company expects to realize significant efficiencies by leveraging shared development infrastructure, and mitigating duplicative marketing initiatives and administrative expenditures.
Blackboard retained Credit Suisse First Boston as its financial advisor and WilmerHale and McDermott, Will & Emery as its legal advisors. WebCT retained Goldman Sachs & Co. as its financial advisor and Choate, Hall & Stewart and White & Case as its legal advisors.

Additional Information
The Blackboard management team will host a financial analyst and investor conference call today at 5:00 p.m. EDT. The call can be accessed at (866) 578-5788 (U.S.) or (617) 213-8057 (International) and using the reference code 56789081. The conference call will also be web cast at http://investor.Blackboard.com. For those unable to listen to the live conference call, a telephone replay will be available at (888) 286-8010 or (617) 801-6888 (reference code 18422925), through October 19, 2005.
Blackboard’s CEO, Michael Chasen, and WebCT’s CEO, Carol Vallone, will hold multiple meetings open to clients and other educators to discuss the merger and answer questions. These meetings will take place at the Educause conference during each company’s corporate presentations scheduled for Wednesday, October 19, 2005, 11:40 AM EDT in Meeting Room W204A and on Thursday, October 20, 2005, 2:20 PM EDT in Meeting Room W204A.
In addition, Blackboard has launched a new portion of its Web site, www.blackboard.com/webct, where anyone can track the latest news and information about the merger.
About Blackboard
Blackboard is a leading provider of enterprise software and services to the education industry. The Company’s product line consists of five software applications bundled in two suites, the Blackboard Academic SuiteTM and the Blackboard Commerce Suite. Blackboard’s clients include colleges, universities, schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices and staff in North America, Europe and Asia.
About WebCT
Based in Lynnfield, MA, WebCT provides a highly flexible e-learning environment that empowers institutions across the educational spectrum with the ability to achieve their unique objectives for faculty empowerment, administrative efficiency and student outcomes. Colleges and universities around the world, from community colleges to large university consortia, are using WebCT to expand the boundaries of teaching and learning.

Forward Looking Statements
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, including statements about the expected impact of the acquisition on Blackboard’s earnings per share in future periods, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing and extent of regulatory review, the timing of the closing, the ability of Blackboard to integrate the business, operations and personnel of WebCT following the acquisition, and the ability of both companies to retain their existing customers and gain new customers before and after the closing of the acquisition. Other factors that could affect the results discussed in our forward-looking statements include those set forth in the “Risk Factors” section of our most recent 10-Q filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of October 12, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to October 12, 2005.
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